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                                                                  EXHIBIT 10.16


Mr. David Maxwell
5335 Wisconsin Avenue, NW
Suite 440
Washington, D.C. 20015



February 16, 1995

Mr. Bruce Karatz
1212 La Mesa
Santa Monica, California 90402

RE: Amendments to Employment Agreement

Dear Bruce:

This letter is to confirm our understanding with regard to amending your existing employment agreement dated January 4, 1988 (the "Agreement") with Kaufman and Broad Home Corporation (the "Company") to comply with the requirements of Section 162(m) of the Internal Revenue Code ("Section 162(m)").

This year the Company is submitting for stockholder approval an incentive compensation plan entitled the "Performance-Based Incentive Compensation Plan for Senior Management" (the "Plan") in an effort to qualify the compensation paid to you, as well as certain other executives of the Company, for tax deductibility in accord with Section 162(m). The Compensation Committee has selected you to participate in the Plan, which specifies certain performance criteria, including the Company's pre-tax income, that the Compensation Committee will consider in making incentive compensation awards to you and other Plan participants. The Plan further provides that the Company's Chief Executive Officer may not earn annual incentive cash compensation in excess of $3 million and no participant may receive an annual stock-based award in excess of 100,000 shares.

To qualify future compensation paid to you under the Agreement for tax deductibility, it is also necessary, and we have agreed to, amend the Agreement as of the date of this letter to provide that: (1) the Agreement will terminate immediately on March 23, 1995 if the Plan is not approved by stockholders at the Company's 1995 Annual Meeting of Stockholders and (2) if the Plan is approved by stockholders, all future incentive compensation awards made to you pursuant to the Agreement will be
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made under, and will comply with the limits and requirements set forth in, the
Plan, including the $3 million limit on annual incentive cash compensation and the 100,000 share annual limit on stock-based awards. No other terms in the Agreement, including the incentive compensation formula set forth in Section 4(b) thereof, are being amended by this letter.

Sincerely,


David O. Maxwell
Chairman,
Personnel, Compensation
and Stock Plan Committee


Agreed and acknowledged
this 23 day of February, 1995:



/s/ Bruce Karatz
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Bruce Karatz